Exhibit 99.01

Large Scale Biology Corporation (LSBC) Reports

Improved Second Quarter 2003 Financial Results

VACAVILLE, California, July 23, 2003 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported improved results for the second quarter of 2003. Restructuring, expense reductions and commercial product focus helped strengthen the Company’s business development, causing LSBC President Kevin J. Ryan to claim “a substantial improvement in partnering opportunities” as the quarter concluded.

LSBC’s net loss on a GAAP basis was $6.2 million, or $0.24 per share, for the second quarter of 2003 versus $9.6 million or $0.38 per share for the second quarter of 2002. Excluding a charge of $1.1 million for severance benefits related to the Company’s reorganization, the pro forma net loss for the second quarter of 2003 was $5.1 million, or $0.20 per share. Sequentially, the second quarter 2003 pro forma results compares to the pro forma net loss of $5.9 million, or $0.24 per share, for the first quarter of 2003, excluding a charge of $1.7 million for asset impairment from the GAAP net loss of $7.6 million.

Revenues for the second quarter of 2003 were $0.9 million, an increase of $0.4 million over the same period last year, and the same as the first quarter of 2003. Total operating costs and expenses on a GAAP basis were $7.2 million for the second quarter of 2003, a decrease of $3.1 million, or 30%, from $10.3 million in the second quarter of 2002. On a sequential basis, total pro forma operating costs and expenses for the second quarter of 2003 were $6.1 million, a decrease of $0.8 million, or 11%, from total pro forma operating costs and expenses of $6.9 million in the first quarter of 2003. Total pro forma operating costs and expenses for the second and first quarters of 2003 exclude a charge of $1.1 million for severance benefits related to the Company’s restructuring and a charge of $1.7 million for asset impairment, respectively.

Large Scale Biology Corporation ended the quarter with approximately $15.0 million in cash, cash equivalents and marketable securities.

“ Management optimism has been reinforced this quarter. Substantial progress has been made on significant partnering opportunities that we believe will result in beneficial agreements. In our product focus, the Company moved forward on our most promising pipeline programs while implementing important cost reductions, “ Mr. Ryan said. “We supplemented our internal business development efforts with an association in Asian markets, while each business unit of the Company was strengthened to help maximize its most immediate commercial opportunities.”

Second quarter 2003 highlights included:

•	Initiation of field production of recombinant aprotinin at two sites with different growing seasons to demonstrate LSBC’s proprietary process for cost-effective, year-round supply of the protease inhibitor to final formulators in medical, manufacturing and research markets. LSBC’s aprotinin program is part of a corporate strategy to produce specialty biologics for revenue while demonstrating the robust properties of proprietary GENEWARE® technology for producing safe biopharmaceuticals for humans in plants.

•	Initiation and evaluation of field production for LSBC’s proprietary plant-produced human alpha-Galactosidase A as a potential treatment for Fabry disease. These efforts advance the Company’s program to produce what it envisages as a more effective second-generation drug for Fabry patients. Earlier this year, the FDA granted LSBC orphan drug designation for this product.
•	Implementation of an annualized $5 million cost reduction program to heighten corporate focus on commercial pipeline product programs. Reductions crossed personnel lines, consulting contracts and general administrative expenses, without affecting staffing or expense for any current major product initiative or service contract.
•	Appointment of New Media Japan, Inc. of Tokyo as the Company’s representative to promote biopharmaceutical product partnering in Asia.

LSBC will host a conference call on Wednesday, July 23, 2003 at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Robert L. Erwin, Chairman of the Board; Kevin J. Ryan, President and Chief Executive Officer; and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 1695196. A replay of the call will be available until 8:59 p.m. (Pacific), July 26, 2003, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 1695196. The call also will be webcast live over the Internet. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through July 26, 2003.

About Large Scale Biology Corporation

Large Scale Biology uses its biomanufacturing, functional genomics and proteomics technologies todevelop and manufacture drugs and vaccines for effective treatment of disease. Corporate offices, the Genomics Division and Biopharmaceutical Development laboratories are headquartered in Vacaville, California; the Company’s Proteomics Division is located in Germantown, Maryland; and the Company’s commercial-scale Biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

In this release, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBC™ is a trademark of Large Scale Biology Corporation.

Large Scale Biology Corporation

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$903	$490	$1,757	$915

Costs and expenses:
Development agreements	1,245	161	2,180	288
Research and development	2,773	5,908	6,006	12,233
General and administrative	3,140	4,025	5,781	7,613
Amortization of purchased intangibles	—	156	52	312
Impairment of property	—	—	1,698	—

Total costs and expenses	7,158	10,250	15,717	20,446

Loss from operations	(6,255)	(9,760)	(13,960)	(19,531)
Interest income, net	48	206	118	431

Net loss	$(6,207)	$(9,554)	$(13,842)	$(19,100)

Net loss per share—basic and diluted	$(0.24)	$(0.38)	$(.54)	$(0.77)

Weighted average shares outstanding—basic and diluted	25,567	24,958	25,411	24,946

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$14,979	$23,078
Other current assets	984	1,529

Total current assets	15,963	24,607
Property, plant, and equipment, net	11,729	14,865
Intangible and other assets, net	4,335	5,269

	$32,027	$44,741

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,872	$1,527
Current portion of long-term debt	146	145
Deferred revenue and customer advances	245	245

Total current liabilities	2,263	1,917
Long-term debt	139	165

Total liabilities	2,402	2,082
Stockholders’ equity	29,625	42,659

	$32,027	$44,741